EXHIBIT 5.1

DENNIS BROVARONE
ATTORNEY AND COUNSELOR AT LAW
18 Mountain Laurel Drive
Littleton, Colorado 80127
phone: 303 466 4092 / fax: 303 466 4826


July 7, 2004

Board of Directors
YzApp International Inc.

     Re:  Registration Statement on Form SB-2
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Gentlemen:

     You have requested my opinion as to the legality of the issuance by YzApp International Inc., (the "Corporation") of up to 3,000,000 shares of Common Stock being offered by the Corporation the "Shares"). The Shares are the subject of the Registration Statement on Form SB-2 (the "Registration Statement") to be filed on or about July 7, 2004.

     Pursuant to your request I have reviewed and examined:(1).The Articles of Incorporation of the Corporation, as amended (the "Articles"); (2). The Bylaws of the Corporation, as certified by the Secretary of the Corporation; (3). The minute book of the Corporation; (4). A copy of certain resolutions of the Board of Directors of the Corporation; (5). The Registration Statement; (6) (7). The applicable provisions of the Nevada constitution, statutes and reported judicial decisions interpreting those laws; (8) and Such other matters as I have deemed relevant in order to form my opinion.

     Based upon the foregoing, I am of the opinion that the Shares, have been duly authorized, legally issued, fully paid and non-assessable.

     Not withstanding the above, I consent to the use of this opinion in the Registration Statement and to the reference to me in the Legal Matters section of the Prospectus contained in the Registration Statement. In giving my consent, I do not admit that I come without the category of persons whose consent is required under Section 7 of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ DENNIS BROVARONE
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Dennis Brovarone